Exhibit 10.2
TranS1 Inc.
STOCK OPTION AGREEMENT
Type of Option (check one): ☐ Incentive     ☐ Nonqualified
     This Stock Option Agreement (the “Agreement”) is entered into as of                      by and between TranS1 Inc., a Delaware corporation (the “Company”), and                      (the “Optionee”) pursuant to the Company’s 2000 Stock Incentive Plan (the “Plan”).
     1. Grant of Option. The Company hereby grants to Optionee an option (the “Option”) to purchase all or any portion of a total of                        (          ) shares (the “Shares”) of the Common Stock of the Company at a purchase price of                        ($         ) per share (the “Exercise Price”), subject to the terms and conditions set forth herein and the provisions of the Plan. If the box marked “Incentive” above is checked, then this Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If this Option fails in whole or in part to qualify as an incentive stock option, or if the box marked “Nonqualified” is checked, then this Option shall to that extent constitute a nonqualified stock option.
     2. Vesting of Option. The right to exercise this Option shall vest in installments, and this Option shall be exercisable from time to time in whole or in part as to any vested installment. This Option shall be vested     % on                     , following Optionee’s completion of                      months of Continuous Service (as defined in Section 3 below), and thereafter commencing on                     , upon Optionee’s completion of each additional month of Continuous Service, the remaining                       shares shall vest in                        (      ) equal monthly installments.
     No additional shares shall vest after the date of termination of Optionee’s “Continuous Service” (as defined in Section 3 below), but this Option shall continue to be exercisable in accordance with Section 3 hereof with respect to that number of shares that have vested as of the date of termination of Optionee’s Continuous Service.
     Notwithstanding the foregoing, Optionee shall have no right to exercise this Option to purchase Shares that have become exercisable herein until such time as the Company takes such action as it deems necessary in good faith to comply with the securities laws of the state of residence of Optionee.
     3. Term of Option. Optionee’s right to exercise this Option shall terminate immediately upon the first to occur of the following:
          (a) the expiration of ten (10) years from the date of this Agreement;
          (b) termination of Optionee’s Continuous Service if such termination occurs for any reason other than permanent disability, death or voluntary resignation;

          (c) the expiration of ninety (90) days from the date of termination of Optionee’s Continuous Service if such termination occurs due to voluntary resignation; provided, however, that if Optionee dies during such 90-day period the provisions of Section 3(e) below shall apply;
          (d) the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code);
          (e) the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to Optionee’s death or if death occurs during the one-month period following termination of Optionee’s Continuous Service pursuant to Section 3(c) above; or
          (f) upon the consummation of a “Change in Control” (as defined in Section 2.4 of the Plan), unless otherwise provided pursuant to Section 11 below.
     As used herein, the term “Continuous Service” means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (ii) service as a member of the Board of Directors of the Company until Optionee resigns, is removed from office, or Optionee’s term of office expires and he or she is not reelected, or (iii) so long as Optionee is engaged as a consultant or service provider to the Company or other corporation referred to in clause (i) above.
     4. Exercise of Option. Until termination of the right to exercise this Option in accordance with Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee upon delivery of the following to the Company at its principal executive offices:
          (a) a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased);
          (b) a check or cash in the amount of the Exercise Price (or payment of the Exercise Price in such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 5.3 of the Plan);
          (c) a check or cash in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee’s wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option or the delivery of Shares owned by the Optionee in accordance with Section 10.1 of the Plan, provided such arrangements satisfy the requirements of applicable tax laws); and

          (d) a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee.
     5. No Assignment. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect.
     6. Representations and Warranties of Optionee.
          (a) Optionee represents and warrants that this Option is being acquired by Optionee for Optionee’s personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.
          (b) Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act of l933, as amended (the “Securities Act”), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that Optionee’s exercise of the Option may be expressly conditioned upon Optionee’s delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Securities Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.
          (c) Optionee acknowledges receipt of a copy of the Plan and understands that all rights and obligations connected with this Option are set forth in this Agreement and in the Plan.
          (d) Any transferee of the Shares pursuant to this Section 7 shall hold the Shares subject to the terms and conditions of this Agreement and no further transfer of the Shares may be made without complying with the provisions of this Section 7.
          (e) The rights provided the Company and its nominee(s) under this Section 7 shall terminate upon the closing of the initial public offering of shares of the Company’s Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.
     7. Restrictive Legends.
     Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which the Shares are received by Optionee may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary or advisable.
     8. Adjustments Upon Changes in Capital Structure. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other similar change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 4.2 of the Plan.
     9. Change in Control. In the event of a Change in Control (as defined in Section 2.4 of the Plan) of the Company, the Administrator in its discretion may take one or more of the following actions: (A) provide for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference, or spread, between (x) the value of the cash or other property that the Optionee would have received pursuant to such Change in Control transaction in exchange for the shares issuable upon exercise of this Option had this Option been exercised immediately prior to such Change in Control transaction and (y) the Exercise Price, (B) adjust the terms of this Option in a manner determined by the Administrator to reflect the Change in Control, (C) cause this Option to be assumed, or new rights substituted therefor, by another entity, through the continuance of the Plan and the assumption of this Option, or the substitution for this Option of a new option of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and Exercise Price, in which event the Plan and this Option, or the new option substituted therefor, shall continue in the manner and under the terms so provided, or (D) make such other provision as the Administrator may consider equitable. If the Administrator does not take any of the forgoing actions, this Option shall terminate upon the consummation of the Change in Control and the Administrator shall cause written notice of the proposed transaction to be given to the Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.
     10. Rights as Stockholder. The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a stockholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate or certificates to him or her for such Shares, notwithstanding the exercise of this Option.
     11. “Market Stand-Off” Agreement. Optionee agrees that, if requested by the Company or the managing underwriter of any proposed public offering of the Company’s securities, Optionee will not sell or otherwise transfer or dispose of any Shares held by Optionee without the prior written consent of the Company or such underwriter, as the case may be, during such period of time, not to exceed one hundred eighty (180) days following the effective date of the registration statement filed by the Company with respect to such offering, as the Company or the underwriter may specify.
     12. Interpretation. This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Option and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee. As used in this Agreement, the term “Administrator” shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and if no such committee has been appointed, the term Administrator shall mean the Board of Directors.

     13. Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at Optionee’s most recent address as shown in the stock records of the Company.
     14. Governing Law. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of Delaware.
     15. Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.
     16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.
     17. State Securities Law. The sale of the shares that are the subject of this Agreement has not been qualified with any state’s securities regulatory body, and the issuance of such shares or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful, unless the sale of such shares is exempt from such qualification under the securities rules of such states. The rights of all parties to this Agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TranS1 INC.		“OPTIONEE”

By:

Richard Randall
Chief Executive Officer

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